ANALYSTS INTERNATIONAL CORPORATION
POWER OF ATTORNEY


	KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Colleen M. Davenport, my true and lawful attorney in fact, for me and in my name, place and stead, to sign and affix my name to Forms 3, 4, and 5 and all amendments thereto to be filed by Analysts International Corporation with the Securities and Exchange Commission, Washington, D.C., as required by the Securities Exchange Act of 1934, as amended, granting and giving unto said attorney in fact full authority and power to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, with full power to do and perform all acts authorized hereby as fully to all intents and purposes as I might or could do if personally present, with full power of substitution.

	IN TESTIMONY WHEREOF, I have hereunto set my hand this 2nd day of October, 2003.


						/s/
						John T. Paprocki


[NOTARY]